EXHIBIT 99.1

BALLY TOTAL FITNESS
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.BallyFitness.com
Jon Harris
773-864-6850

MWW GROUP
Carreen Winters
201-507-9500
cwinters@mww.com

FOR IMMEDIATE RELEASE

Bally Total Fitness Announces
Decision to Restate Financial Statements

CHICAGO, November 15, 2004 – Bally Total Fitness Holding Corporation (NYSE:BFT) today announced that its Audit Committee has concluded, as a result of its previously disclosed investigation, the Company’s financial statements for the years ended December 31, 2000 through December 31, 2003 and the first quarter of 2004 should be restated. Accordingly, such financial statements and other communications related to such periods should no longer be relied upon. The Audit Committee intends to engage KPMG LLP, the Company’s new auditor, to re-audit the Company’s financial statements for the years ended December 31, 2002 and 2003 previously audited by Ernst & Young LLP. The Company’s current management fully supports these actions.

Based on the results of the investigation and after consultation with accounting experts that it retained and with the Company’s new auditors, the Audit Committee determined that, following the promulgation of Staff Accounting Bulletin No. 101, beginning in fiscal year 2000, the Company should have changed its revenue recognition policy for membership initiation fees. Prior to 2003, the Company deferred and recognized financed membership initiation fees over the average membership life, which it approximated to be 22 months. The Audit Committee determined that, following the effective date of Staff Accounting Bulletin No. 101, the Company should have recognized revenue for all membership fees over the longer of the contractual life or the period over which service was provided. The Audit Committee also determined the need to revise its method of accounting for these revenues in 2003 and the first quarter of 2004 to defer recognition under the modified cash method to periods beyond the initial contract period for certain of its members. These changes would have delayed revenue recognition. The restatement will not affect reported cash flows, but will result in a cumulative, non-cash charge as of January 1, 2000, the amount of which has not yet been determined, but will include the amount previously reported as a cumulative effect adjustment when the Company converted to a modified cash basis of accounting effective January 1, 2003.

The Audit Committee further determined that, prior to the second quarter of 2003, the Company’s recognition of revenue associated with recoveries of unpaid dues on inactive member contracts was in error. The Audit Committee also determined that the Company’s allowance for doubtful accounts was inadequate for years prior to 2003. Because the Company intends to restate its financial statements using the modified cash method of revenue recognition, no separate restatement will be required to address these two matters.

Additionally, as previously announced, the Company expects to restate prior periods to record a liability related to repayment obligations of approximately $22 million due in 2015 or later on membership contracts sold by a subsidiary before Bally acquired it in the late 1980s. This liability, which had a present value of approximately $6 million as of September 30, 2004, has not been reflected in the Company’s financial statements since 1995. The effect on prior income statements is the addition of non-cash annual interest charges of between $325,000 and $700,000 in each of the years 1996 through 2003. The Company also intends to change the balance sheet presentation of its installment contract receivables, which would also change an equal amount of deferred revenue, so as not to report these amounts on its balance sheet.

As a result, Bally Total Fitness will delay the issuance of its financial statements until after completion of the multi-year audits, which are expected to be completed by July 2005. In the interim, the Company will continue to provide quarterly updates on its business operations through the release of selected unaudited operating and cash flow data and will furnish such data for the third quarter of this year later this week.

The Audit Committee’s investigation is ongoing and expected to be completed by year end. The Audit Committee is continuing to investigate certain other accounting matters that may have affected the Company’s financial statements prior to its change to a modified cash basis of accounting in 2003. As previously disclosed, the Division of Enforcement of the Securities and Exchange Commission is also conducting an investigation related to the Company’s previously issued financial statements. The Company continues to fully cooperate with these investigations.

As the Company announced last week, it intends to commence a consent solicitation by November 15, seeking waivers of defaults from the holders of its 10-1/2% Senior Notes due 2011 and 9-7/8% Senior Subordinated Notes due 2007 to provide the time necessary to file its financial statements as described above. Lenders under the Company’s $275 million secured credit facility have foregone any requirement for receipt from the Company of any financial statements filed with the SEC. However, the credit agreement provides for a cross-default in the event of delivery of a default notice under either of the indentures.

About Bally Total Fitness

Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada(R) brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of the SEC investigation and Bally’s internal investigation, including review and restatement of its previously announced or filed financial results; the audit of the restated financial statements; Bally’s ability to secure consents under its debt instruments, including waivers of existing and future reporting covenant defaults under its public note indentures; the identification of one or more other issues that require restatement of one or more prior period financial statements; the communication by Bally’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in prior filings of the Company with the Securities and Exchange Commission.